                                                                    Exhibit 1(b)

                              THE SECTOR SPDR TRUST

                     AMENDMENT NO. 1 TO DECLARATION OF TRUST


     AMENDMENT No. 1 to the Declaration of Trust of The Sector SPDR Trust made the 8th day of October 1998 by the sole Trustee hereunder.

     WHEREAS, Section 9.3 of the Declaration of Trust of The Sector SPDR Trust (the "Trust") provides that the Declaration of Trust may be amended by an instrument in writing signed by a majority of the Trustees of the Trust to change the name of the Trust; and

     WHEREAS, the sole Trustee desires to amend the Declaration of Trust to change the name of the Trust from "The Sector SPDR Trust" to "The Select Sector SPDR Trust".

     NOW THEREFORE, the undersigned, being the sole Trustee of the Trust, does hereby state:

     Section 1.1 of the Declaration of Trust is hereby amended in its entirety to read as follows:

     Section 1.1 Name. The name of the trust created hereby is "The Select Sector SPDR(R) Trust," and so far as may be practicable the Trustees shall conduct the Trust's activities, execute all documents and sue or be sued under that name, which name (and the word "Trust" wherever herein used) shall refer to the Trustees as Trustees, and not as individuals, or personally, and shall not refer to the officers, agents, employees or Shareholders of the Trust. Should the Trustees determine that the use of such name is not advisable, they may use such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name.

     IN WITNESS WHEREOF, the undersigned hereunto has set his hand in the City of Denver, State of Colorado as of the 8th day of October 1998.


                                                    /s/ EDMUND J. BURKE
                                                    ---------------------------
                                                    Edmund J. Burke, as Trustee